RECOMMENDATION TO REJECT THE UNSOLICITED OFFER TO SELL YOUR SHARES TO MACKENZIE REALTY CAPITAL

If you are considering selling your shares to MacKenzie Realty Capital, please read all of the information below.

May 10, 2018

Dear Stockholder:

You may soon receive, or may already have received, correspondence from MacKenzie Realty Capital, Inc. (the “Bidder” or “MacKenzie”) relating to a mini tender offer to purchase your shares of Phillips Edison Grocery Center REIT II (“REIT II”). The Bidder’s offer price is $14.89 per share.

We believe the Bidder’s offer price is substantially below the value of your shares and the Board unanimously recommends that you reject this unsolicited offer and not tender your shares of stock.

To decline the Bidder’s tender offer, simply ignore it.
You do not need to respond to anything.

In arriving at our recommendation that you reject the Bidder’s tender offer, we considered the following:

•
On May 9, 2018, our Board approved the estimated value per share (the “EVPS”)[1] of REIT II’s common stock of $22.80. An independent third-party valuation firm prepared a valuation report based on its estimate of the “as is” market value of REIT II’s portfolio of real estate properties as of March 31, 2018. These calculations produced an estimated value per share in the range of $21.27 to $24.17.

•
We believe that the Bidder’s offer is meant to take advantage of the illiquidity of our shares by offering to buy your shares at a price significantly below their fair value in order to make a significant profit.

•
According to MacKenzie’s website, its “core strategy” is to purchase securities “at significant discounts to estimated net asset value” and “invest at prices we estimate to be significantly below current market value of the underlying asset.” MacKenzie has acknowledged that, in establishing the purchase price of $14.89 per share, it is motivated to establish the lowest price which might be acceptable to stockholders, consistent with MacKenzie’s objectives.

•
REIT II currently pays monthly distributions in an annualized amount of $1.625 per share, which equates to an annualized distribution equal to 6.5% based on the original offering price of $25.00. Although the Board cannot provide a guarantee that REIT II will maintain its rate of distributions in the future, if you sell your shares, you will no longer receive monthly distributions or otherwise have any rights with respect to the shares that you sell, including any appreciation in the value of the stock.

•	None of REIT II’s directors, executive officers, subsidiaries or other affiliates who hold shares intend to tender shares of stock to MacKenzie.

1 For important information regarding the methodologies, assumptions and limitations of the EVPS please see Phillips Edison Grocery Center REIT II’s Form 10-Q, filed with the SEC on 5/10/18, which is available on the SEC’s website at www.sec.gov.

MacKenzie is in no way affiliated with Phillips Edison Grocery Center REIT II or Phillips Edison & Company.

Please be assured that your personal information continues to be held in the same confidence we maintain in all interactions with our stockholders.

MacKenzie does not have any stockholder information, nor are they able to access our stockholder information, unless you choose to provide them with your information.

We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

In order to avoid the costs of additional mailings, we may post our response to future mini-tender offers at www.grocerycenterREIT2.com/investors. If you have any questions related to your investment, please contact DST Systems, the transfer agent, at 1-888-518-8073.

We thank you for your investment in Phillips Edison Grocery Center REIT II.

Sincerely,

/s/ JEFFREY S. EDISON
Jeffrey S. Edison, Chairman of the Board

Forward-Looking Statements
Certain statements contained in this letter are forward-looking statements, including statements regarding PECO’s payment of future distributions. Such statements are subject to known and unknown risks, which could cause actual results to differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. PECO makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this release, and does not intend, and undertakes no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.